Exhibit 99.1
FOR IMMEDIATE RELEASE July 28, 2025
(All amounts in U.S. dollars)

CELESTICA ANNOUNCES SECOND QUARTER 2025 FINANCIAL RESULTS

Q2 2025 revenue and adjusted EPS* above the high end of our guidance ranges;
Raising 2025 annual outlook

TORONTO, Canada - Celestica Inc.1 (TSX and NYSE: CLS), a leader in design, manufacturing, hardware platform and supply chain solutions for the world's most innovative companies, today announced financial results for the quarter ended June 30, 2025 (Q2 2025).
Q2 2025 Highlights

•Revenue: $2.89 billion, increased 21% compared to $2.39 billion for second quarter of 2024 (Q2 2024).
•GAAP earnings from operations as a % of revenue: 9.4%, compared to 5.6% for Q2 2024.
•Adjusted operating margin (non-GAAP)*: 7.4%, compared to 6.3% for Q2 2024.
•GAAP earnings per share2 (EPS): $1.82, compared to $0.80 for Q2 2024.
•Adjusted EPS2 (non-GAAP)*: $1.39, compared to $0.90 for Q2 2024.
•    Repurchased 0.6 million common shares for cancellation for $40.0 million in Q2 2025.

“We achieved very strong results in the second quarter, with revenue of $2.89 billion and non-GAAP adjusted EPS* of $1.39, representing growth of 21% and 54%, respectively, each exceeding the high end of our guidance ranges. This performance was bolstered by strong adjusted operating margin* of 7.4%, another new high for the company, demonstrating the strength of our execution,” stated Rob Mionis, President and CEO.

“With our strong first half results, and a strengthening demand outlook from our CCS customers, we are increasing our full-year 2025 outlook. We now expect revenue to reach $11.55 billion, an increase from the prior $10.85 billion, and anticipate non-GAAP adjusted EPS* of $5.50, up from our previous estimate of $5.00.”

1 Celestica has two operating and reportable segments: Advanced Technology Solutions (ATS) (comprised of our Aerospace and Defense (A&D), Industrial, HealthTech and Capital Equipment businesses), and Connectivity & Cloud Solutions (CCS) (consists of our Communications and Enterprise (servers and storage) end markets). Segment performance is evaluated based on segment revenue, segment income and segment margin (segment income as a percentage of segment revenue). See note 3 to our June 30, 2025 unaudited interim condensed consolidated financial statements (Q2 2025 Interim Financial Statements) for further detail.
2 Per share information included in this press release is based on diluted shares outstanding unless otherwise noted.
* See Use of Non-GAAP Measures and Schedule 1 for, among other items, non-GAAP financial measures (and ratios) included in this press release, their definitions, uses, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. Non-GAAP measures in this press release are denoted with an asterisk (*).

Third Quarter of 2025 (Q3 2025) Guidance

Q3 2025 Guidance
Revenue (in billions)(1)	$2.875 to $3.125
Adjusted operating margin (non-GAAP)*	7.4% at the mid-point of our revenue and non-GAAP adjusted EPS guidance ranges
Adjusted EPS (non-GAAP)*(1) (2)	$1.37 to $1.53
(1)    Our guidance ranges for revenue and non-GAAP adjusted EPS have been expanded relative to prior quarters, in order to reflect the growth in our business.
(2)    Q3 2025 guidance excludes a negative $0.23 to $0.29 per share (pre-tax) aggregate impact on net earnings on a GAAP basis for employee stock-based compensation (SBC) expense, amortization of intangible assets (excluding computer software), and restructuring charges. Q3 2025 guidance assumes a non-GAAP adjusted effective tax rate* of approximately 19%.

2025 Annual Outlook Update
•Revenue of $11.55 billion (previous outlook $10.85 billion)
•Adjusted operating margin (non-GAAP)* of 7.4% (previous outlook 7.2%)
•Adjusted EPS (non-GAAP)* of $5.50 (previous outlook $5.00)
•Non-GAAP free cash flow* of $400 million (previous outlook $350 million)

Our Q3 2025 Guidance and 2025 Annual Outlook Update assume no material changes to tariffs or trade restrictions compared to what are in effect as of July 28, 2025 and no material changes from current macroeconomic trends and uncertainties. Substantially all tariffs paid by Celestica are expected to be recovered from our customers, and are not expected to materially impact our non-GAAP adjusted EBIAT* or non-GAAP adjusted net earnings* dollars.

* See Use of Non-GAAP Measures and Schedule 1. For our Q3 2025 Guidance and 2025 Annual Outlook Update, we present certain forward-looking non-GAAP metrics. A reconciliation of such forward-looking non-GAAP measures to the most directly comparable GAAP measures on a forward-looking basis has not been provided because the items that we exclude from GAAP to calculate the comparable non-GAAP measure are dependent on future events that are not able to be reliably predicted by management and are not part of our routine operating activities. We are unable to provide such a reconciliation without unreasonable effort due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the adjustments may be recognized. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact our GAAP results.

Summary of Selected Q2 2025 Results

	Q2 2025 Actual	Q2 2025 Guidance(2)
Revenue (in billions)	$2.89	$2.575 to $2.725
GAAP earnings from operations as a % of revenue	9.4%	N/A
GAAP EPS(1)	$1.82	N/A
Adjusted operating margin (non-GAAP)*	7.4%	7.2% at the mid-point of our revenue and non-GAAP adjusted EPS guidance ranges
Adjusted EPS (non-GAAP)*	$1.39	$1.17 to $1.27
CCS segment revenue: $2.07 billion, increased 28% compared to Q2 2024; CCS segment margin: 8.3% compared to 7.0% for Q2 2024. Hardware Platform Solutions revenue of approximately $1.2 billion increased 82% compared to Q2 2024.

ATS segment revenue: $0.82 billion, increased 7% compared to Q2 2024; ATS segment margin: 5.3% compared to 4.6% for Q2 2024.

(1)    GAAP EPS of $1.82 for Q2 2025 included an aggregate charge of $0.33 per share (pre-tax) for employee SBC expense, amortization of intangible assets (excluding computer software), and restructuring charges (Q2 2024 — $0.23 per share (pre-tax)). See the tables in Schedule 1 and note 11 to the Q2 2025 Interim Financial Statements for per-item charges. This aggregate charge was above our previously communicated Q2 2025 anticipated range of between $0.23 to $0.29 per share for these items, primarily due to higher than expected restructuring charges.
GAAP EPS for Q2 2025 and the first half of 2025 (1H 2025) also included a $0.84 and $0.67, respectively, per share (pre-tax) positive impact attributable to a fair value gain on our total return swap agreement (TRS Gain) (Q2 2024 and the first half of 2024 — $0.13 and $0.40, respectively, per share (pre-tax) positive impact attributable to the TRS Gain). See note 9 to our Q2 2025 Interim Financial Statements.
(2) For Q2 2025, our revenue exceeded the high end of our guidance range due to higher than anticipated customer demand, particularly in our Communications end market. Our non-GAAP adjusted operating margin for Q2 2025 exceeded the mid-point of our revenue and non-GAAP adjusted EPS guidance ranges and our Q2 2025 adjusted EPS exceeded the high end of our guidance range, primarily driven by stronger than anticipated operating leverage in both our segments. Our GAAP effective tax rate for Q2 2025 was 18%. As anticipated, our adjusted effective tax rate (non-GAAP) for Q2 2025 was 20%.

Q2 2025 Financial Results

Management will host its Q2 2025 results conference call on July 29, 2025 at 8:00 am. Eastern Daylight Time (EDT). The webcast can be accessed at www.celestica.com.

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Use of Non-GAAP Measures

In addition to disclosing detailed operating results in accordance with GAAP, Celestica provides supplementary non-GAAP financial measures to consider in evaluating the company’s operating performance. Management uses adjusted net earnings and other non-GAAP financial measures to assess operating performance, financial leverage and the effective use and allocation of resources; to provide more normalized period-to-period comparisons of operating results; to enhance investors’ understanding of the core operating results of Celestica’s business; and to set management incentive targets. We believe investors use both GAAP and non-GAAP financial measures to assess management's decisions associated with our priorities and capital allocation, as well as to analyze how our business operates in, or responds to, macroeconomic trends or other events that impact our core operations. See Schedule 1 below.

About Celestica

Celestica enables the world's best brands. Through our recognized customer-centric approach, we partner with leading companies in Aerospace and Defense, Communications, Enterprise, HealthTech, Industrial, and Capital Equipment to deliver solutions for their most complex challenges. As a leader in design, manufacturing, hardware platform and supply chain solutions, Celestica brings global expertise and insight at every stage of product development — from the drawing board to full-scale production and after-market services. With talented teams across North America, Europe and Asia, we imagine, develop and deliver a better future with our customers. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

The information contained on or accessible through www.celestica.com is not incorporated by reference into, and does not form part of, this release.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, those related to: strengthening demand in our CCS segment, demand environment and customer forecasts, our anticipated financial and/or operational results, guidance and outlook, including statements under the headings "Q2 2025 Highlight", "Third Quarter of 2025 (Q3 2025) Guidance", and "2025 Annual Outlook Update", developments related to new customer wins, program inclusions, timing of production ramps, anticipated economic conditions, industry trends, underlying market growth rates, customer demand, prospects and opportunities, and strategic initiatives. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “continues,” “project,” "target," "outlook," "goal," "guidance", “potential,” “possible,” “contemplate,” “seek,” or similar expressions, or may employ such future or conditional verbs as “may,” “might,” “will,” “could,” “should,” or “would,” or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, where applicable, and for forward-looking information under applicable Canadian securities laws.

Forward-looking statements are provided to assist readers in understanding management’s current expectations and plans relating to the future. Forward-looking statements reflect our current estimates, beliefs and assumptions, which are based on management’s perception of historic trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances, including certain assumptions about anticipated CCS and ATS revenue growth; anticipated demand levels across our businesses; continuing operating leverage and improving mix; the impact of anticipated market conditions on our businesses; tax and interest rates; continued advancement and commercialization of artificial intelligence (AI) technologies and cloud computing; supporting sustained high levels of capital expenditure investments by leading hyperscaler, AI, and data center customers; the economy; our customers; our suppliers; no material changes to tariffs or trade restrictions compared to what are in effect as of July 28, 2025; that our customers will retain liability for and we will be able to recover substantially all costs from customers relating to product/component tariffs and countermeasures; no material changes in business activities resulting from current macroeconomic trends and uncertainties, including evolving global tariff and trade negotiations; our ability to achieve our strategic goals; the number of outstanding shares; as well as other market, financial and operational assumptions. Readers are cautioned that such information may not be appropriate for other purposes. Readers should not place undue reliance on such forward-looking information.

Forward-looking statements are not guarantees of future performance and are subject to risks that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including, among others, risks related to: customer and segment concentration; reduction in customer revenue; erosion in customer market competitiveness; changing revenue mix and margins; uncertain market, industry, political and economic conditions; customer requests to transfer manufacturing of products from one facility to another; changes to policies or legislation; operational challenges such as inventory management and materials and supply chain constraints; and program ramps; the

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cyclical nature and/or volatility of certain of our businesses; talent management and inefficient employee utilization; risks related to the expansion or consolidation of our operations; cash flow, revenue, and operating results, and tax and interest variability; technology and IT disruption; increasing legal, tax and regulatory complexity and uncertainty (including in relation to our or our customers' businesses); integrating and achieving the anticipated benefits from acquisitions; and the potential adverse impacts of events outside of our control.

For more exhaustive information on the foregoing and other material risks, uncertainties and assumptions readers should refer to our public filings at www.sedarplus.ca and www.sec.gov, including in our most recent Management's Discussion and Analysis of Financial Condition and Results of Operations, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with, or furnished to, the U.S. Securities and Exchange Commission, and the Canadian Securities Administrators, as applicable.

Forward-looking statements speak only as of the date on which they are made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.
All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Contacts:
Celestica Global Communications             Celestica Investor Relations
(416) 448-2200                        (416) 448-2211
media@celestica.com                     clsir@celestica.com

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Schedule 1
Supplementary Non-GAAP Financial Measures

The non-GAAP financial measures included in this press release are: adjusted gross profit, adjusted selling, general and administrative expenses (SG&A), adjusted operating earnings (or adjusted EBIAT), adjusted net earnings and each of the foregoing measures as a percentage of revenue, adjusted EPS, adjusted ROIC, free cash flow, adjusted tax expense and adjusted effective tax rate. Adjusted EBIAT, adjusted net earnings, adjusted ROIC, free cash flow, adjusted tax expense and adjusted effective tax rate are further described in the tables below. As used herein, "Q1," "Q2," "Q3," and "Q4" followed by a year refers to the first quarter, second quarter, third quarter and fourth quarter of such year, respectively.

We believe the non-GAAP financial measures herein enable investors to evaluate and compare our results from operations by excluding specific items that we do not consider to be reflective of our core operations, to evaluate cash resources that we generate from our business each period, to analyze operating results using the same measures our chief operating decision maker uses to measure performance, and to help compare our results with those of our competitors. In addition, management believes that the use of adjusted tax expense and adjusted effective tax rate provides additional transparency into the tax effects of our core operations, and are useful to management and investors for historical comparisons and forecasting. These non-GAAP financial measures reflect management’s belief that the excluded items are not indicative of our core operations.

Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and therefore may not be directly comparable to similar measures presented by other companies. Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as a substitute for any GAAP financial measure. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are below.

We do not provide reconciliations for our forward-looking non-GAAP financial measures, as we are unable to reasonably estimate the items that we exclude from GAAP to calculate comparable non-GAAP measures without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various events that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact the most directly comparable forward-looking GAAP financial measure. For these same reasons, we are unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Our non-GAAP financial measures are calculated by making the following adjustments (as applicable) to our GAAP financial measures:

Employee SBC expense, which represents the estimated fair value of stock options, restricted share units and performance share units granted to employees, is excluded because grant activities vary significantly from quarter-to-quarter in both quantity and fair value. We believe excluding this expense allows us to compare core operating results with those of our competitors, who also generally exclude employee SBC expense in assessing operating performance, and may have different granting patterns, equity awards and valuation assumptions.

Total return swap fair value adjustments (TRS FVAs) represent mark-to-market adjustments to our TRS Agreement, as the TRS Agreement is re-measured at fair value at each quarter end. We exclude the impact of these non-cash fair value adjustments (which reflect fluctuations in the market price of our common shares recorded in cost of sales or SG&A) from period to period as such fluctuations do not represent our ongoing operating performance. In addition, we believe that excluding these non-cash adjustments permits a helpful comparison of our core operating results to our competitors.

Transitional hedge reclassifications and adjustments related to foreign currency forward exchange contracts (FCC Transitional ADJ) were specifically driven by our transition from IFRS to GAAP. For the purpose of determining our non-GAAP measures, FCC Transitional ADJ were made to cost of sales and SG&A. Our foreign currency forward exchange contracts that we entered prior to 2024 were accounted for as either cash flow hedges (qualified for hedge accounting) or economic hedges under IFRS. However, those contracts were not accounted for as such under GAAP until January 1, 2024, resulting in FCC Transitional ADJ. Had we been able to designate those foreign currency forward exchange contracts under GAAP from their inception, they would have qualified as cash flow or economic hedges under GAAP, and no FCC Transitional ADJ would have

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been required under GAAP. FCC Transitional ADJ do not reflect the on-going operational impacts of our hedging activities and are excluded in assessing operating performance.

Amortization of intangible assets (excluding computer software) consist of non-cash charges for intangible assets that are impacted by the timing and magnitude of acquired businesses. Amortization of intangible assets varies among our competitors, and we believe that excluding these charges permits a helpful comparison of core operating results to our competitors who also generally exclude amortization charges in assessing operating performance.

Restructuring and Other Charges (Recoveries) consist of, when applicable: Restructuring Charges (Recoveries) (defined below); Transition Costs (Recoveries) (defined below); consulting, transaction and integration costs related to potential and completed acquisitions; legal settlements (recoveries); and commencing in Q2 2023, related costs pertaining to our transition as a U.S. domestic filer. We exclude these charges and recoveries because we believe that they are not directly related to ongoing operating results and do not reflect our expected future operating expenses after completion of the relevant actions. Our competitors may record similar items at different times, and we believe these exclusions permit a helpful comparison of our core operating results with those of our competitors who also generally exclude these items in assessing operating performance.

Restructuring Charges (Recoveries), consist of costs or recoveries relating to: employee severance, lease terminations, site closings and consolidations, accelerated depreciation of owned property and equipment which are no longer used and are available for sale, and reductions in infrastructure.

Transition Costs (Recoveries) consist of costs and recoveries in connection with: (i) the transfer of manufacturing lines from closed sites to other sites within our global network; (ii) the sale of real properties unrelated to restructuring actions (Property Dispositions); and (iii) specified charges or recoveries related to the Purchaser Lease (defined below). Transition Costs consist of direct relocation and duplicate costs (such as rent expense, utility costs, depreciation charges, and personnel costs) incurred during the transition periods, as well as cease-use and other costs incurred in connection with idle or vacated portions of the relevant premises that we would not have incurred but for these relocations, transfers and dispositions. As part of our 2019 Toronto real property sale, we entered into a related 10-year lease for our then-anticipated headquarters (Purchaser Lease). In November 2022, we extended the lease (on a long-term basis) on our current corporate headquarters due to several Purchaser Lease commencement date delays. In Q3 2023 and Q2 2025, we executed sublease agreements for the leased space under the Purchaser Lease. We record charges related to the sublet of the Purchaser Lease (which commenced in June 2024) as Transition Costs. We believe that excluding Transition Costs and Recoveries permits a helpful comparison of our core operating results from period-to-period, as they do not reflect our ongoing operations once these specified events are complete.

Miscellaneous Expense (Income) consists primarily of: (i) certain net periodic benefit costs (credits) related to our pension and post-employment benefit plans consisting of interest costs and expected returns on pension balances, and amortization of actuarial gains or losses; and (ii) gains or losses related to foreign currency forward exchange contracts and interest rate swaps that we entered into prior to 2024. Those derivative instruments were accounted for as either cash flow hedges (qualifying for hedge accounting) or economic hedges under IFRS. However, those contracts were not accounted for as such under GAAP until January 1, 2024. Certain gains and losses related to those contracts were recorded in Miscellaneous Expense (Income). See FCC Transitional ADJ above. We exclude such items because we believe they are not directly related to our ongoing operating results.

Tax effects of the non-core items, which include our non-GAAP adjustments above, are excluded from GAAP tax expense to calculate adjusted tax expense (non-GAAP), as we do not believe these costs or recoveries reflect our core operating performance and vary significantly among our competitors who also generally exclude such items in assessing operating performance.

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Our non-GAAP financial measures include the following:

Adjusted operating earnings (Adjusted EBIAT) is defined as GAAP earnings from operations excluding the impact of Employee SBC expense, TRS FVAs, FCC Transitional ADJ, Amortization of intangible assets (excluding computer software), and Restructuring and Other Charges (Recoveries). Adjusted operating margin is adjusted operating earnings as a percentage of GAAP revenue. Management uses adjusted operating earnings (adjusted EBIAT) as a measure to assess performance related to our core operations.

Adjusted net earnings is defined as GAAP net earnings excluding the impact of Employee SBC expense, TRS FVAs, FCC Transitional ADJ, amortization of intangible assets (excluding computer software), Restructuring and Other Charges (Recoveries), Miscellaneous Expense (Income) and adjustment for taxes. Adjusted EPS is calculated by dividing adjusted net earnings by the number of diluted weighted average shares outstanding. Management uses adjusted net earnings as a measure to assess performance related to our core operations.

Free cash flow is defined as cash provided by (used in) operations less the purchase of property, plant and equipment (net of proceeds from the sale of certain surplus equipment and property, when applicable). Free cash flow does not represent residual cash flow available to Celestica for discretionary expenditures. Management uses free cash flow as a measure, in addition to GAAP cash provided by (used in) operations, to assess our operational cash flow performance. We believe free cash flow provides another level of transparency to our ability to generate cash from normal business operations.

Adjusted ROIC is calculated by dividing annualized adjusted EBIAT by average net invested capital for the period. Net invested capital (calculated in the tables below) is derived from GAAP financial measures, and is defined as total assets less: cash, right-of-use (ROU) assets (operating and finance leases), accounts payable, accrued and other current liabilities (excluding finance and operating lease liabilities), provisions, and income taxes payable. Management uses adjusted ROIC as a measure to assess the effectiveness of the invested capital we employ to build products or provide services to our customers, by quantifying how well we generate earnings relative to the capital we have invested in our business.

The following table (which is unaudited) sets forth, for the periods indicated, the various non-GAAP financial measures discussed above, and a reconciliation of such non-GAAP financial measures to the most directly comparable financial measures determined under GAAP (in millions, except percentages and per share amounts):

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	Three months ended June 30				Six months ended June 30
	2025		2024		2025		2024
		% of revenue		% of revenue		% of revenue		% of revenue
GAAP revenue	$2,893.4		$2,391.9		$5,542.0		$4,600.8

GAAP gross profit	$371.0	12.8%	$253.8	10.6%	$644.9	11.6%	$475.9	10.3%
Employee SBC expense	7.3		5.7		17.4		14.6
TRS FVAs: gains	(40.6)		(7.1)		(33.1)		(19.9)
Adjusted gross profit (non-GAAP)	$337.7	11.7%	$252.4	10.6%	$629.2	11.4%	$470.6	10.2%

GAAP SG&A	$38.9	1.3%	$79.3	3.3%	$151.4	2.7%	$144.1	3.1%
Employee SBC expense	(7.9)		(6.2)		(23.8)		(20.0)
TRS FVAs: gains	56.8		8.6		45.2		27.3
FCC Transitional ADJ	—		0.7		—		1.2
Adjusted SG&A (non-GAAP)	$87.8	3.0%	$82.4	3.4%	$172.8	3.1%	$152.6	3.3%

GAAP earnings from operations	$272.5	9.4%	$132.9	5.6%	$401.3	7.2%	$258.7	5.6%
Employee SBC expense	15.2		11.9		41.2		34.6
TRS FVAs: gains	(97.4)		(15.7)		(78.3)		(47.2)
FCC Transitional ADJ	—		(0.7)		—		(1.2)
Amortization of intangible assets (excluding computer software)	9.9		9.7		19.9		19.0
Restructuring and other charges, net of recoveries	14.5		11.5		18.4		16.3
Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$214.7	7.4%	$149.6	6.3%	$402.5	7.3%	$280.2	6.1%

GAAP net earnings	$211.0	7.3%	$95.0	4.0%	$297.2	5.4%	$186.8	4.1%
Employee SBC expense	15.2		11.9		41.2		34.6
TRS FVAs: gains	(97.4)		(15.7)		(78.3)		(47.2)
FCC Transitional ADJ	—		(0.7)		—		(1.2)
Amortization of intangible assets (excluding computer software)	9.9		9.7		19.9		19.0
Restructuring and other charges, net of recoveries	14.5		11.5		18.4		16.3
Miscellaneous Expense	1.7		4.4		3.1		11.0
Adjustments for taxes(1)	6.3		(8.1)		(0.2)		(12.5)
Adjusted net earnings (non-GAAP)	$161.2	5.6%	$108.0	4.5%	$301.3	5.4%	$206.8	4.5%

Diluted EPS
Weighted average # of shares (in millions)	115.9		119.4		116.4		119.3
GAAP EPS	$1.82		$0.80		$2.55		$1.57
Adjusted EPS (non-GAAP)	$1.39		$0.90		$2.59		$1.73
# of shares outstanding at period end (in millions)	115.0		118.6		115.0		118.6

GAAP cash provided by operations	$152.4		$99.6		$282.7		$207.7
Purchase of property, plant and equipment, net of sales proceeds	(32.5)		(34.0)		(69.2)		(74.4)
Free cash flow (non-GAAP)	$119.9		$65.6		$213.5		$133.3

GAAP ROIC %	45.0%		23.6%		33.2%		23.2%
Adjusted ROIC % (non-GAAP)	35.5%		26.6%		33.3%		25.1%
(1)    The adjustments for taxes represent the tax effects (reflecting applicable effective tax rates) of the non-core items, which include our non-GAAP adjustments above.

Our GAAP effective tax rate is determined by dividing (i) GAAP tax expense by (ii) earnings from operations minus finance costs and Miscellaneous Expense (Income) recorded on our statement of operations; our adjusted effective tax

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rate (non-GAAP) is determined by dividing (i) adjusted tax expense (non-GAAP) by (ii) adjusted operating earnings (non-GAAP) minus finance costs. The following table sets forth, for the periods indicated, our calculation of GAAP effective tax rate and adjusted effective tax rate (non-GAAP):

	Three months ended June 30		Six months ended June 30
	2025	2024	2025	2024
GAAP tax expense	$46.3	$18.5	$73.8	$31.9

Earnings from operations	$272.5	$132.9	$401.3	$258.7
Finance costs	(13.5)	(15.0)	(27.2)	(29.0)
Miscellaneous Expense	(1.7)	(4.4)	(3.1)	(11.0)
	$257.3	$113.5	$371.0	$218.7

GAAP effective tax rate	18%	16%	20%	15%

Adjusted tax expense (non-GAAP)	$40.0	$26.6	$74.0	$44.4

Adjusted operating earnings (non-GAAP)	$214.7	$149.6	$402.5	$280.2
Finance costs	(13.5)	(15.0)	(27.2)	(29.0)
	$201.2	$134.6	$375.3	$251.2

Adjusted effective tax rate (non-GAAP)	20%	20%	20%	18%

The following table sets forth, for the periods indicated, our calculation of GAAP ROIC % and adjusted ROIC % (non-GAAP) (in millions, except GAAP ROIC % and adjusted ROIC %):

	Three months ended		Six months ended
	June 30		June 30
	2025	2024	2025	2024
GAAP earnings from operations	$272.5	$132.9	$401.3	$258.7
Multiplier to annualize earnings	4	4	2	2
Annualized GAAP earnings from operations	$1,090.0	$531.6	$802.6	$517.4

Average net invested capital for the period*	$2,419.9	$2,253.6	$2,418.2	$2,229.6

GAAP ROIC %	45.0%	23.6%	33.2%	23.2%

	Three months ended		Six months ended
	June 30		June 30
	2025	2024	2025	2024
Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$214.7	$149.6	$402.5	$280.2
Multiplier to annualize earnings	4	4	2	2
Annualized adjusted EBIAT (non-GAAP)	$858.8	$598.4	$805.0	$560.4

Average net invested capital for the period*	$2,419.9	$2,253.6	$2,418.2	$2,229.6

Adjusted ROIC % (non-GAAP)	35.5%	26.6%	33.3%	25.1%

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	June 30 2025	March 31 2025	December 31 2024
Net invested capital consists of:
Total assets	$6,241.1	$5,834.9	$5,988.2
Less: cash	313.8	303.0	423.3
Less: ROU assets (operating and finance leases)	174.9	178.6	180.8
Less: accounts payable, accrued and other current liabilities and provisions (excluding finance and operating lease liabilities) and income taxes payable	3,265.7	3,000.3	2,969.2
Net invested capital at period end*	$2,486.7	$2,353.0	$2,414.9

	June 30 2024	March 31 2024	December 31 2023
Net invested capital consists of:
Total assets	$5,872.8	$5,711.5	$5,890.5
Less: cash	434.0	308.1	370.4
Less: ROU assets (operating and finance leases)	200.1	196.1	170.0
Less: accounts payable, accrued and other current liabilities and provisions (excluding finance and operating lease liabilities) and income taxes payable	2,946.2	2,992.6	3,168.4
Net invested capital at period end*	$2,292.5	$2,214.7	$2,181.7
* We use a two-point average to calculate average net invested capital for the quarter and a three-point average to calculate average net invested capital for the six-month period. Average net invested capital for Q2 2025 is the average of net invested capital as at June 30, 2025 and March 31, 2025 and average net invested capital for 1H 2025 is the average of net invested capital as at June 30, 2025, March 31, 2025 and December 31, 2024.

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CELESTICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars)
(unaudited)

	June 30 2025	December 31 2024
Assets
Current assets:
Cash and cash equivalents	$313.8	$423.3
Accounts receivable, net	2,287.8	2,069.0
Inventories	1,918.1	1,760.6
Other current assets	251.3	259.3
Total current assets	4,771.0	4,512.2
Property, plant and equipment, net	549.4	537.2
Operating lease right-of-use assets	123.5	124.4
Goodwill	340.8	340.5
Intangible assets, net	286.8	308.0
Deferred income taxes	95.2	87.7
Other non-current assets	74.4	78.2
Total assets	$6,241.1	$5,988.2

Liabilities and Equity
Current liabilities:
Current portion of borrowings under credit facility and finance lease obligations	$26.6	$26.5
Accounts payable	1,595.2	1,294.8
Accrued and other current liabilities and provisions	1,575.7	1,606.6
Income taxes payable	123.3	93.5
Total current liabilities	3,320.8	3,021.4
Long-term portion of borrowings under credit facility and finance lease obligations	848.6	770.2
Pension and non-pension post-employment benefit obligations	90.8	83.8
Other non-current liabilities and provisions	180.1	167.4
Deferred income taxes	42.9	49.4
Total liabilities	4,483.2	4,092.2
Contingencies
Equity:
Total equity	1,757.9	1,896.0
Total liabilities and equity	$6,241.1	$5,988.2

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2025	2024	2025	2024

Revenue	$2,893.4	$2,391.9	$5,542.0	$4,600.8
Cost of sales	2,522.4	2,138.1	4,897.1	4,124.9
Gross profit	371.0	253.8	644.9	475.9
Selling, general and administrative expenses	38.9	79.3	151.4	144.1
Research and development	34.0	19.4	51.6	35.9
Amortization of intangible assets	11.1	10.7	22.2	20.9
Restructuring and other charges, net of recoveries	14.5	11.5	18.4	16.3
Earnings from operations	272.5	132.9	401.3	258.7
Finance costs	13.5	15.0	27.2	29.0
Miscellaneous expense	1.7	4.4	3.1	11.0
Earnings before income taxes	257.3	113.5	371.0	218.7
Income tax expense (recovery)
Current	61.2	38.6	88.8	49.3
Deferred	(14.9)	(20.1)	(15.0)	(17.4)
	46.3	18.5	73.8	31.9
Net earnings	$211.0	$95.0	$297.2	$186.8

Earnings per share:
Basic	$1.83	$0.80	$2.57	$1.57
Diluted	$1.82	$0.80	$2.55	$1.57

Weighted-average shares used in computing per share amounts (in millions):
Basic	115.1	118.8	115.5	118.9
Diluted	115.9	119.4	116.4	119.3

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
Cash provided by (used in):	2025	2024	2025	2024
Operating activities:
Net earnings	$211.0	$95.0	$297.2	$186.8
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	45.3	36.9	82.7	72.6
Stock-based compensation (SBC)	15.2	11.9	41.2	34.6
Total return swap (TRS) fair value adjustments	(97.4)	(15.7)	(78.3)	(47.2)
Restructuring and other charges	0.4	4.8	0.4	5.5
Unrealized losses on hedge derivatives	1.3	3.3	2.6	9.1
Deferred income taxes	(14.9)	(20.1)	(15.0)	(17.4)
Other	12.2	3.3	18.4	(3.0)
Changes in non-cash working capital items:
Accounts receivable	(151.9)	(80.9)	(218.8)	(97.7)
Inventories	(129.8)	107.7	(157.5)	260.4
Other current assets	(9.4)	9.4	(6.4)	(0.7)
Accounts payable, accrued and other current liabilities, provisions and income taxes payable	270.4	(56.0)	316.2	(195.3)
Net cash provided by operating activities	152.4	99.6	282.7	207.7

Investing activities:
Cash paid for business acquisition, net of cash acquired	—	(36.1)	—	(36.1)
Purchase of property, plant and equipment	(32.5)	(36.9)	(69.2)	(77.3)
Proceeds from sale of assets	—	2.9	—	2.9
Other	(2.5)	—	(2.5)	—
Net cash used in investing activities	(35.0)	(70.1)	(71.7)	(110.5)

Financing activities:
Borrowings under revolving loans	190.0	180.0	500.0	465.0
Repayments under revolving loans	(250.0)	(208.0)	(410.0)	(465.0)
Borrowings under term loans	—	750.0	—	750.0
Repayments under term loans	(4.3)	(604.3)	(8.7)	(608.9)
Principal payments of finance leases	(2.6)	(2.3)	(5.2)	(4.8)
Proceeds from issuance of capital stock	0.3	—	0.3	3.9
Repurchase of capital stock for cancellation	(40.0)	(10.0)	(117.7)	(26.5)
Purchase of treasury stock for SBC plans	—	—	(221.6)	(101.6)
Proceeds from TRS settlement	—	—	98.6	32.3
SBC cash settlement	—	—	(156.0)	(69.0)
Debt issuance costs paid	—	(9.0)	(0.2)	(9.0)
Net cash provided by (used in) financing activities	(106.6)	96.4	(320.5)	(33.6)

Net increase (decrease) in cash and cash equivalents	10.8	125.9	(109.5)	63.6
Cash and cash equivalents, beginning of period	303.0	308.1	423.3	370.4
Cash and cash equivalents, end of period	$313.8	$434.0	$313.8	$434.0

Supplemental disclosure information:
Interest paid	$12.5	$13.8	$27.3	$28.5
Net income taxes paid	$50.6	$19.8	$56.2	$38.7
Non-cash investing activity:
Unpaid purchases of property, plant and equipment at end of period	$31.4	$33.0	$31.4	$33.0

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